UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 14, 2009

AMERICAN LORAIN CORPORATION (Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation)	0-31619 (Commission File No.)	87-0430320 (IRS Employer Identification No.)

Beihuan Road Junan County Shandong, China 276600 (Address of Principal Executive Offices) (Zip Code)

(86) 539-7318818
(Registrant's Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by American Lorain Corporation, a Delaware corporation (the "Registrant"), in connection with the items set forth below.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the "Board") of American Lorain Corporation (the "Company") elected Mr. Si Chen, the current Chairman and Chief Executive Officer, as the President of the Company and Ms. Yinglee Tseng as the Secretary of the Company, effective September 17, 2009. Mr. Chen, age 46, succeeds Xiandong Zhou, who resigned effective September 14, 2009.

Mr. Chen became the Chief Executive Officer and a Director in May 2007 upon the completion of our recapitalization. Mr. Chen founded Shandong Lorain, our first subsidiary, in 1994, and served as the chairman of our subsidiaries since that time. Mr. Chen earned an associate degree from Linyi Normal University.

On September 17, 2009, the Board of the Company increased the number of members of the Board from five to six, accepted the resignations of Directors David Yaudoon Chiang and Hao Chen, and appointed Dekai Yin, Yongjun Li and Tad M. Ballantyne as Directors of the Board to fill the three vacancies that existed.

In addition, the Board appointed Dekai Yin, Yongjun Li and Tad M. Ballantyne as members of the Audit, Nominating, and Compensation Committees. The Board has determined that Dekai Yin, Yongjun Li and Tad M. Ballantyne satisfy the criteria for independence under Section 3, Subsection 303A.02 of the NYSE Amex Exchange Listed Company Manual.

Since January 1, 2009, the Company has not entered, and does not currently propose to enter, into any transactions in which the Company was or is to be a participant, and the amount involved exceeds $120,000, and in which any of the newly elected directors and officers had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Lorain Corporation

Date: September 22, 2009	By: /s/ Yilun Jin
Name: Yilun Jin Title: Chief Financial Officer